Exhibit 99.1

For Immediate Release

Former Time Warner Cable Executive Fred M. Dressler

Joins Crown Media Board

STUDIO CITY, CA - March 28, 2007 - Crown Media Holdings, Inc. (NASDAQ: CRWN), owner and operator of Hallmark Channel, today announced that it has elected Fred M. Dressler, Time Warner Cable's former Executive Vice President of Programming, to its Board of Directors.

Mr. Dressler, a well-respected, 30-year cable veteran known for his skill as a negotiator and as a relationship-builder, retired from Time Warner Cable at the end of 2006, relinquishing his role as one of the company's top executives. He headed the Programming Department since 1987.

"On behalf of the Board of Directors of Crown Media, we are delighted to welcome an individual with Fred's depth and breadth of experience in the cable industry," said Crown Media President and CEO, Henry S. Schleiff.  "Just as his knowledge, expertise and wise counsel have been the hallmarks of his own career, we expect that Crown Media will benefit as Fred brings these valuable attributes to his service on our Board."

Mr. Dressler was formerly Chairman of InDemand, the largest pay-per-view network in the U.S. He was also responsible for all video-on-demand and pay-per-view deal making at Time Warner Cable and coordinated with other Time Warner Divisions in the development of such projects. Mr. Dressler also served as President and Chief Executive Officer for five years during the construction of Denver's Mile Hi Cablevision. Prior to his assignment with Mile Hi Cablevision, he had been with ATC in various management positions since 1976.

Mr. Dressler was a founder of E! Entertainment Network and regional sports networks Sportsnet New York and Florida's Sun Network.

Currently, he is Chairman of the Board of Advisors of S.I. Newhouse School of Public Communications at Syracuse University. He has served as a member of the Board of Directors of CTAM and the National Association of Cable Programmers.

About Crown Media Holdings

Crown Media Holdings, Inc. (NASDAQ: CRWN) owns and operates cable television channels dedicated to high quality, broad appeal, entertainment programming. The Company currently operates and distributes the Hallmark Channel in the U.S. to more than 76 million subscribers. The program service is distributed through 5,300 cable systems and communities as well as direct-to-home satellite services across the country. Hallmark Channel consistently ranks among the top ten ad-supported cable networks in Prime Time and Total Day household ratings and is the nation's leading network in providing quality family programming. Crown Media also operates a second 24-hour linear channel, Hallmark Movie Channel. Significant investors in Crown Media Holdings include: Hallmark Entertainment Holdings, Inc., a subsidiary of Hallmark Cards, Incorporated, Liberty Media Corp., and J.P. Morgan Partners (BHCA), LP, each through their investments in Hallmark Entertainment Investments Co.; VISN Management Corp., a for-profit subsidiary of the National Interfaith Cable Coalition; and The DIRECTV Group, Inc.

For additional information, please contact:

Mindy Tucker

IR Focus

914.725.8128

mindy@irfocusllc.com

Nancy Carr

Hallmark Channel

818.755.2643

nancycarr@hallmarkchannel.com